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                                EXHIBIT 28.1


                    CIRCON BOARD RECOMMENDS REJECTION OF
                         REVISED U.S. SURGICAL TENDER

SANTA BARBARA, CALIFORNIA (JUNE 30, 1997) - Circon Corporation (NASDAQ-NMS:
CCON) today announced that its Board of Directors has recommended that Circon stockholders reject the revised tender offer by United States Surgical Corporation ("USS") to acquire up to 973,174 of the Company's common stock (or approximately 14.9% of the outstanding shares) at a price of $14.50 per share in cash and that they not tender their shares to USS.

The Board of Directors believes that the USS offer does not adequately reflect the inherent value of the Company's Common Stock.

Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

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CONTACT:
      Bruce Thompson
      Vice President, CFO
      (805) 685-5100